July, 1998

Dear fellow shareholder:

We are writing to inform you that we need your vote on matters of importance to your investments in J.P. Morgan Fund(s). Several issues will be decided at a meeting of share-holders on August 20, 1998, and we must receive your vote prior to that date.

These proposals involve modernizing outdated investment restrictions as well as changing the fund's investment advisor to J.P. Morgan Investment Management. The recommended changes will allow the funds greater investment flexibility, and provide broader market recognition.

As a shareholder your vote is important to the fund, and determines how effectively we can manage the fund. The Board of Trustees have unanimously approved the proposals and recommend that you vote yes to all proposals. In order to make voting as easy as possi-ble, please call 1-800-290-6429 to record your vote over the phone. Please have your account number and social security or tax identification number available when you call.

The attached Q&A explains the proposals in more detail. Please call J.P. Morgan Funds Services at 1-800-521-5411 if you have additional questions about the proposals, or if you would like to receive an additional copy of the complete proxy proposal previously mailed.

Thank you in advance for taking this matter seriously and for voting quickly.


Sincerely,

/s/ Ramon de Oliveira                     /s/ Keith M. Schappert
Ramon de Oliveira                         Keith M. Schappert
Chairman of Asset Management Services     President of Asset Management Services
J.P. Morgan & Co. Incorporated            J.P. Morgan & Co. Incorporated


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Questions and answers about the August 20th shareholder vote

     1. Why am I being asked to re-elect  the Board of  Trustees?

Periodically, mutual fund shareholders are asked to elect their Board of Trustees. Each of the nominees currently serves as a Trustee of the funds. They are Frederick S. Addy, William G. Burns, Arthur C. Eschenlauer, Matthew Healey, and Michael P. Mallardi.

     2. Why am I being asked to adopt standardized fundamental investment restrictions?

Presently, the funds have fundamental investment restrictions -- restrictions that may only be changed by a shareholder vote -- that are not consistent across the funds. Many of these restrictions reflect outdated legal, regulatory, or industry conditions or practices. By updating and standardizing the restrictions, the Board of Trustees seeks to promote greater efficiency in the management of the funds. As regulatory and industry practices change in the future, your funds will be better able to respond to those changes without the delay and expense of a shareholder vote.

 3. Why am I being asked to approve the reclassification of certain fund investment objectives?

Some of the funds' investment objectives were adopted as fundamental policies and therefore may be changed only by a shareholder vote. In order to respond more quickly to market or regulatory changes, without the costs associated with a shareholder meeting, the trustees propose that these funds reclassify their investment objectives as non-fundamental. This would allow these fund objectives to be changed with the approval of the Trustees.

 4.  What  changes  are  being  proposed   regarding  the  investment   advisory
arrangements?

Currently, Morgan Guaranty Trust serves as investment advisor to the funds. The Trustees propose changing the investment advisor to J.P. Morgan Investment Management. The proposed change would not affect the funds investments and would not involve a change in the personnel providing advisory services to the funds. The change should enhance fund marketing because of J.P. Morgan's greater name recognition.

 5. Why am I being asked to amend the Declarations of Trust to provide for dollar-based voting rights?

Currently, each share is entitled to one vote, regardless of the dollar value of the shares of each fund. As the net asset values of each fund diverge over time, voting rights become less equitable. The proposed amendment would provide voting rights based on the amount of money a shareholder has invested in the funds. As a result, voting power would be allocated according to the value of each shareholder's investment.


 6. Why am I being asked to ratify the independent accountants?

A fund is required to submit for ratification the Trustees selection of independent accountants at the next shareholder meeting held after such selection. The Trustees recommend the approval of the funds' current independent accountants, PricewaterhouseCoopers LLP.

For more information on these proposals, please call J. P. Morgan Funds Services at 1-800-521-5411. To vote on these proposals by phone, please call D.F. King & Co., Inc., our proxy solicitor at 1-800-290-6429.

The Trustees recommend that you vote FOR all of the proposals.